Exhibit 10.3

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of July 29, 2021 by and among CAPL JKM Partners LLC, a Delaware limited liability company (“Borrower”), CAPL JKM Holdings LLC, a Delaware limited liability company (“Holdings”), Manufacturers and Traders Trust Company, a New York banking corporation, as Agent ( “Agent”) and as a Lender, and the other Lenders signatory hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Holdings, the other Loan Parties, Agent and the other Lenders from time to time party thereto are parties to that certain Credit Agreement dated as of July 16, 2021 (as amended, restated, supplemented or modified from time to time, the “Existing Credit Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Existing Credit Agreement as amended hereby (the “Credit Agreement”)); and

WHEREAS, the Agent, Lenders and Borrower desire to amend certain provisions of the Existing Credit Agreement, and, subject to the satisfaction of the conditions set forth herein, Borrower, Agent and the Lenders signatory hereto are willing to do so, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

A.	AMENDMENTS TO EXISTING CREDIT AGREEMENT.

From and after the date on which all of the conditions precedent set forth in Section C hereof have been satisfied, and in reliance on the representations and warranties made herein, effective as of the date hereof, the Existing Credit Agreement (including all schedules, exhibits and annexes thereto) is amended pursuant to this Amendment to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex A to this Amendment.

B.	CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

1. the execution and delivery of this Amendment by each Loan Party, Agent and Lenders constituting Required Lenders.

C.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party hereby represents and warrants to Agent and each Lender that:

1.

the execution, delivery and performance by the Loan Parties of this Amendment have been duly authorized by all necessary action, and do not and will not (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the Organization Documents of any Loan Party or (ii) any Law or any agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or (b) result in the creation or enforcement of any Lien upon any property (now or hereafter acquired) of any of the Loan Parties (other than Liens securing the Obligations and the Permitted Encumbrances) except, in each case referred to in clauses (a)(ii) and (b), to the extent that such conflict, default, breach or the creation or enforcement of any Lien would not reasonably be

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expected to cause a Material Adverse Change;

2.	such Loan Party has the full power to enter into, execute and deliver this Amendment and to carry out and perform its obligations under this Amendment and the Credit Agreement;

3.

this Amendment constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization moratorium or similar Laws affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of Law or equity;

4.

after giving effect to this Amendment and the transactions contemplated hereby, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects) as of such earlier date; and

5.	no Default or Event of Default exists as of the date hereof.

D.	ADDITIONAL AGREEMENTS

1.

Loan Party Reaffirmation. Each Loan Party reaffirms its duties and obligations, including the Obligations and any guaranty thereof, as applicable, under the terms and conditions of the Credit Agreement and agrees that such duties and obligations, including the Obligations and any guaranty thereof, remain in full force and effect and is hereby ratified, reaffirmed and confirmed. Each Loan Party reaffirms the security interests granted by such Loan Party under the terms and conditions of the Credit Documents secure the Obligations and agrees that such security interests remain in full force and effect and are hereby ratified, reaffirmed and confirmed.

2.

No Modification. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Credit Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, Agent and Lenders reserve all rights, privileges and remedies under the Credit Documents. Except as amended or consented to hereby, the Credit Agreement and other Credit Documents remain unmodified and in full force and effect. All references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby. This Amendment shall constitute a Credit Document.

3.

Costs and Expenses. Borrower agrees to pay all reasonable, documented out-of-pocket costs and expenses of Agent in connection with the preparation, execution and delivery of this Amendment to the extent required by Section 10.08.1 of the Credit Agreement.

4.

Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be just as effective as the delivery of a manually executed counterpart of this Amendment.

5.

Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.02 of the Credit Agreement, and provided further that no Loan Party may assign or transfer any of its rights or obligations under this Amendment or the Credit Agreement without the prior written consent of

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Agent and each Lender.

6.

Governing Law. This Amendment and any claims, disputes or causes of action (whether in contract or tort) arising out of or related to this Amendment and the transaction contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the Governing State.

7.	Severability. Section 10.14 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if such Section was set forth in full herein..

8.	Captions. The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.

9.

Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWER:

CAPL JKM PARTNERS LLC

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

OTHER LOAN PARTIES:

CAPL JKM HOLDINGS LLC

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

CAPL JKM WHOLESALE LLC

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

CAPL JKM REALTY HOLDINGS LLC

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

JOE’S KWIK MARTS LLC

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

JOE’S KWIK MARTS MA LLC

By:JOE’S KWIK MARTS LLC,

its sole member

By:	/s/ Charles M. Nifong, Jr.
Name:	Charles M. Nifong, Jr.
Title:	President and Chief Executive Officer

AGENT AND LENDERS:

MANUFACTURERS AND TRADERS
TRUST COMPANY,
as Agent and as a Lender

By:	/s/ John C. Perate
Name:	John C. Perate
Title:	Administrative Vice President

Annex A Amended Credit Agreement

[Attached]

~~Execution Version~~CONFORMED CREDIT AGREEMENT

CREDIT AGREEMENT

among

CAPL JKM Partners LLC,

a Delaware limited liability company, as the Borrower

CAPL JKM Holdings LLC,

a Delaware limited liability company, as Holdings

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent, Swingline Lender and Issuing Bank AND THE OTHER LENDERS PARTY HERETO

Dated as of July 16, 2021

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(e)in the event a Loan Party has leasehold title to such Real Property Parcel and the fee simple interest in such Real Property Parcel is subject to a mortgage lien which is not subordinate to the applicable Loan Party’s leasehold title, the Administrative Agent has received evidence reasonably acceptable to the Administrative Agent that the leasehold title of such Loan Party (and its successors and assigns) has the benefit of a non-disturbance agreement from the holder of such mortgage lien to the extent reasonably requested by the Administrative Agent; and

(f)the Administrative Agent has received (x) evidence of flood insurance in an amount not less than the amount required by Flood Laws with respect to each such Real Property Parcel constituting a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program or (y) a recently-issued flood hazard determination certificate evidencing that such Real Property Parcel is not a Flood Hazard Property.

“Adjusted Base Rate” means that rate of interest equal to the Base Rate plus the Applicable Margin.

“Adjusted Base Rate Borrowing” means each amount of the unpaid principal balance of a Loan which accrues interest at the Adjusted Base Rate.

“Adjusted LIBOR Rate” means for any LIBOR Borrowing for any Interest Period, an interest rate per annum that is equal to the LIBOR Rate for such Interest Period plus the Applicable Margin.

“Administrative Agent” means M&T Bank, in its capacity as Administrative Agent for the Lenders in accordance with this Agreement, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that (i) directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or (ii) directly or indirectly owns, or possesses power to vote, twenty-five percent (25%) or more of the issued and outstanding Equity Interests of such Person.

“Agent Parties” has the meaning provided in Section 10.10.4.

“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or modified from time to time, together with all schedules and exhibits hereto.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time and in each case as applicable to the Borrower, any of the other Loan Parties and any of their Restricted Subsidiaries.

“Applicable Margin” means the following percentages corresponding to the Consolidated Leverage Ratio in effect as of the most recent Calculation Date:

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“Assignment And Assumption” means an Assignment And Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Officer” means, with respect to any Person (other than a natural Person), any officer, partner, manager or other representative authorized to act on behalf of such Person and shall include, with respect to any Loan Party, those Persons duly designated as such in any incumbency certificates delivered to the Administrative Agent from time to time.

“Automatic Continuation Election” means, in connection with any particular LIBOR Borrowing, an election by the Borrower that upon the expiration of the applicable Interest Period for such LIBOR Borrowing interest shall continue to accrue at the Adjusted LIBOR Rate for another Interest Period of the same duration as the preceding Interest Period, with such automatic continuation of one Interest Period after another continuing until the Borrower provides the Administrative Agent with written notice terminating such election.

“Available Tenor” has the meaning provided by Section 10.26.6.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected EEA Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any one or more of the following types of services or facilities extended to any of the Loan Parties by any Credit Party or Affiliate of a Credit Party: (a) Automated Clearing House (ACH) transactions and other similar money transfer services; (b) cash management, lockbox services and other similar services; (c) establishing and maintaining deposit accounts; (d) credit cards or stored value cards; and (e) other similar or related bank products and services.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code, as from time to time amended or supplemented.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the highest of

(a)the Prime Rate for such day, (b) the Federal Funds Rate in effect on such day plus fifty (50) Basis Points, and (c) the one-month LIBOR Rate, determined on a daily basis, plus one-hundred (100) Basis Points. Any change in the Base Rate shall be effective on the opening of business on the day of such change.

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“Basis Point” means one one-hundredth (.01) of one percent.

“Benchmark” has the meaning provided by Section 10.26.6.

“Benchmark Replacement” has the meaning provided by Section 10.26.6.

“Benchmark Replacement Adjustment” has the meaning provided by Section 10.26.6.

“Benchmark Replacement Conforming Changes” has the meaning provided by Section

10.26.6.

“Benchmark Replacement Date” has the meaning provided by Section 10.26.6. “Benchmark Transition Event” has the meaning provided by Section 10.26.6. “Benchmark Unavailability Period” has the meaning provided by Section 10.26.6.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct or cause the investment policies of such fund, vehicle or entity.

“Borrowing Date” means any Business Day on which the Borrower has requested that the Lenders advance proceeds of the Term Loans, Revolving Credit Loans or that the Swingline Lender advance proceeds of the Swingline Loans, as the case may be, to or for the account of the Borrower.

“Business Day” means (a) any day other than a Saturday or Sunday or a legal holiday on which commercial banks in either the State of New York or the State of Maryland are authorized or required to be closed under the Laws of either the State of New York or the State of Maryland, and (b) if the applicable Business Day relates to any day for the determination of a LIBOR Rate, any day that satisfies the conditions of clause (a) above which is also a day on which dealings in Dollar deposits are conducted by and between banks in the London Interbank Eurodollar Market.

“Calculation Date” means the date occurring two (2) Business Days immediately following the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.09.7 hereof.

“Capital Lease” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease or other such arrangement that would not have been treated as a “capital lease” under GAAP prior to the adoption of FASB ASC 842 may, in the sole discretion of the Borrower, be deemed to be accounted for

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution."EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Credit Document becomes effective with respect to such Swap. For the avoidance of doubt, the Eligibility Date shall be the date such Swap becomes effective if this Agreement or any other Credit Document is then in effect with respect to such Loan Party; otherwise, it shall be the Closing Date of this Agreement with respect to the Borrower or with respect to any other Loan Party the date of execution and delivery of the applicable Credit Documents by such Loan Party unless such Credit Documents specify a subsequent effective date.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than those Persons expressly excluded below) approved (each such approval not to be unreasonably withheld or delayed) by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Bank and the Swingline Lender, and (iii) unless an Event of Default pursuant to Section 7.01, 7.07 or 7.08 has occurred and is continuing, the Borrower; provided that notwithstanding the foregoing, the definition of “Eligible Assignee” shall not include (A) any Defaulting Lender or a Subsidiary thereof, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), (C) any Loan Party or any Affiliate or Subsidiary of a Loan Party, or (D) any Person that was a Disqualified Institution as of the Trade Date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations, under this Agreement to such Person (unless the Borrower has consented to such assignment in writing, in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). The Borrower shall be deemed to have approved any proposed assignee (other than with respect to a Disqualified Institution) unless the Borrower objects to such proposed assignee by written notice to the Administrative Agent within ten (10) Business Days after having received notice of the proposal of such assignee.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Loan Parties directly or indirectly resulting from or based upon (a) violation of any Environmental Law,

(b)the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, the shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c)	a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan,

(d)the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or

(f)the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Article VII hereof of this

Agreement.

“Excluded Property” means (i) motor vehicles, aircrafts and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (ii) (a) letter of credit rights, except the extent perfection can be accomplished by filing of a UCC financing statement and (b) commercial tort claims in an amount reasonably estimated by the Borrower to be less than $250,000, (iii) pledges and security interests prohibited by any applicable law, rule or regulation (including the requirement to obtain consent of any Governmental Authority) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (iv) any lease, permit, license or other agreement or any property subject to (a) a purchase money security interest, (b) a Capital Lease or (c)

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(t) other Liens securing obligations outstanding in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000.00).

Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall a Third Party Mortgage constitute a Permitted Encumbrance with respect to an Identified Speedway Site.

“Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, in its sole discretion, as its prime lending rate of interest. Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Administrative Agent.The Administrative Agent’s prime lending rate of interest is but one of several interest rate bases used by the Administrative Agent. Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Administrative Agent’s prime rate.

“Principal Payment Date” means (a) the first Business Day of the second full calendar month after the Term Loan Commitment Expiration Date and thereafter on a quarterly basis (to be paid on the first Business Day of the calendar months occurring in three-month intervals thereafter) and (b) the earlier of the Term Loan Maturity Date or such date upon which the repayment of the Term Loans has been accelerated for payment in accordance with the terms of the Credit Documents.

“pro forma basis” means, with respect to any transaction, that such transaction and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness shall be deemed to have occurred as of the first day of the four-quarter period ending as of the most recent Fiscal Quarter end preceding the date of such transaction for which financial statement information is available. Each of the terms “pro forma compliance” and “pro forma effect” shall have an analogous meaning.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Price” means, with respect to any Identified Speedway Sites, the purchase price set forth on Schedule 1.01(a) with respect thereto. Schedule 1.01(a) may be updated after the Closing Date to add the purchase price of any new Identified Speedway Site approved by the Administrative Agent in writing.

“Purchase Price Distribution” means, with respect to any Identified Speedway Site purchased in whole or in part with the proceeds of cash equity contributions to Holdings or the Borrower from CrossAmerica not more than fifteen (15) Business Days (or such later date as may be agreed by the

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case whether or not having the force of law and that are applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Payment” means collectively (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interests of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interests of any Loan Party, or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), and (b) any sinking fund or other prepayment or installment payment on account of any Capital Stock or other Equity Interests of a Loan Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not (and is not required by the terms of this Agreement to be) a Loan Party. As of the Closing Date, there are no Restricted Subsidiaries.

“Revolving Credit Commitment” means, as to any Lender, the amount initially set forth on Schedule 1.01(c) under the heading “Revolving Credit”, and thereafter as set forth on any relevant Assignment And Assumption, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Commitment Percentage” means, as to any Lender, as applicable, the percentage initially set forth on Schedule 1.01(c) under the heading “Revolving Credit” and thereafter on any relevant Assignment And Assumption, if applicable, as the same may be adjusted from time to time pursuant to this Agreement.

“Revolving Credit Dollar Cap” means Fifteen Million Dollars ($15,000,000.00), as such sum may be decreased from time to time by the operation of Section 2.01.6 of this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of such Lender’s outstanding Revolving Credit Loans and such Lender’s participation in, and obligation to participate in, L/C Obligations and Swingline Loans at such time.

“Revolving Credit Loans” means collectively, the Revolving Credit Loans made by the Lenders to the Borrower in accordance with Section 2.01 of this Agreement.

“Revolving Credit Loan Request” has the meaning specified in Section 2.01.2 of this

Agreement.

“Revolving Credit Notes” means, collectively, any promissory notes of the Borrower evidencing the Revolving Credit Loans, together with all amendments or replacements thereto. The Revolving Credit Notes shall be in the form of Exhibit D attached hereto.

“Revolving Credit Termination Date” means July 16, 2026.

“Revolving Credit Unused Fee” has the meaning given to such term in Section 2.01.5 of this Agreement.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

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“Trade Date” means that date an assigning Lender enters into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement.

"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“Unadjusted Benchmark Replacement” has the meaning provided by Section 10.26.6.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the Governing State.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.09.7(b)(ii)(C). “USD LIBOR” means the London interbank offered rate for Dollars.

“Wholesaler Agreement” means collectively all agreements pursuant to which the Loan Parties obtain petroleum products to the extent a material default under or termination thereof would reasonably be expected to result in a Material Adverse Change.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital Distributions” means Restricted Payments limited to (i) to the extent made during the Fiscal Quarter ending December 31, 2021, Restricted Payments in an aggregate amount not to exceed twenty-five (25%) of documented store and fuel inventory purchases through the date of such Restricted Payment using proceeds of cash contributions to the Equity Interests of Holdings contributed to the Borrower and (ii) to the extent made during the Fiscal Quarter ending March 31, 2022, Restricted Payments in an aggregate amount not to exceed twenty-five (25%) of documented store and fuel inventory purchases after December 31, 2021 and through the date of such Restricted Payment using proceeds of cash contributions to the Equity Interests of Holdings contributed to the Borrower.

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“Working Capital Purposes” means general corporate purposes, including working capital needs of the Borrower, including, but not limited to, Investments, capital expenditures and the acquisition of Inventory.

“Write-Down and Conversion Powers” means, (a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule, (b) in relation to any other applicable Bail-In Legilation:

i.

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

ii.	any similar or analogous powers under that Bail-In Legislation

Section 1.02   Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) each reference to a time shall be a reference to the prevailing Eastern U.S. time, and (g) Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 1.03 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. In the event GAAP changes after the date hereof in a manner that causes noncompliance with the covenants hereof, the parties hereto shall agree in good faith to modify the covenants and the related defined terms to compensate for such change in GAAP; provided, however, until any such modification has been agreed to in writing: (a) the covenants contained herein and the related terms shall continue to be calculated and determined based on GAAP as it existed prior to such change; and (b) the Borrower shall provide to the Administrative Agent financial

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Agreement. The Revolving Credit Loan Requests may be delivered to the Administrative Agent via facsimile or by other electronic transmission or by telephonic request, it being agreed that the Administrative Agent may rely on the authority of the Person making any such request without receipt of any other confirmation. The Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of each notice and the contents thereof. Each Lender shall make the amount of its pro rata share (calculated in accordance with its respective Revolving Credit Commitment Percentage) of each requested borrowing available to the Administrative Agent for the account of the Borrower at the offices of the Administrative Agent specified in this Agreement prior to 1:00 pm (Eastern Time) on the Borrowing Date requested by the Borrower in U.S. Dollars and in funds immediately available to the Administrative Agent. Such borrowing will be made available thereafter by the Administrative Agent crediting the Commercial Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders (or such other account as may be agreed between the Borrower and the Administrative Agent) and in like funds as received by the Administrative Agent.

2.01.3Repayment Of Revolving Credit Loans. The Borrower unconditionally promises to pay to the Administrative Agent for the accounts of the Lenders the then unpaid principal amount of each Revolving Credit Loan of the Lenders on or before the Revolving Credit Termination Date (or on any earlier date on which the Revolving Credit Loans become due and payable as required by the stated provisions of this Agreement). The Borrower unconditionally promises to pay to the Administrative Agent for the ratable accounts of the Lenders all interest which has accrued upon the unpaid principal amounts of the Revolving Credit Loans from time to time outstanding from the date of Closing until the date of payment in full of the Revolving Credit Loans at the rates per annum and on the dates set forth in Section 2.05 of this Agreement. All sums due to the Lenders in connection with the Revolving Credit Loans shall be paid in full on or before the Revolving Credit Termination Date.

2.01.4Permitted Purposes Of Revolving Credit Loans.   The proceeds of the Revolving Credit Loans shall be used by the Borrower solely for Working Capital Purposes (including to finance Permitted Acquisitions (and the closing costs, fees and expenses associated therewith)).

2.01.5Revolving Credit Unused Fees. For each Fiscal Quarter until the termination of the Revolving Credit Commitments, the Borrower promises to pay to the Administrative Agent for the ratable accounts of the Lenders a per annum fee (the “Revolving Credit Unused Fee”) calculated by subtracting (a) the sum of (i) the average daily disbursed aggregate principal balances of the Revolving Credit Loans during such Fiscal Quarter (calculated on the basis of the actual number of days elapsed in a year of 360 days) and (ii) the aggregate amount of L/C Obligations from (b) the Revolving Credit Dollar Cap (as such Revolving Credit Dollar Cap may be reduced from time to time in accordance with Section 2.01.6 of this Agreement), and multiplying any positive difference thereof by the Applicable Margin then in effect. The Revolving Credit Unused Fee shall be payable in arrears on the first Business Day of each Fiscal Quarter with the first of such payments to be scheduled for payment on January 3, 2022.

2.01.6Permanent Reduction Of Revolving Credit Commitments. The Borrower shall have the right at any time, upon not less than five (5) Business Days’ (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent, to permanently reduce, in whole or in part, or terminate, without premium or penalty, the Revolving Credit Commitments, provided that (a) each partial reduction shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000.00) or, if greater, a multiple of One Hundred Thousand Dollars ($100,000.00), (b) no reduction shall be permitted if, after giving effect thereto, and to any repayments of the Revolving Credit Loans made on the effective date thereof, the sum of the aggregate principal balances of the Revolving Credit Loans then unpaid and outstanding plus the aggregate unpaid balances of Swingline Loans plus the aggregate amount of L/C Obligations outstanding would exceed the Revolving Credit Dollar Cap then in effect, and (c) the Revolving Credit Commitments

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within which each Lender is requested to respond (which shall in no event be less than fifteen (15) Business Days from the date of delivery of such notice to the Lenders).

2.17.2Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitments (which shall be in its sole discretion) and, if so, whether by an amount equal to, greater than, or less than its respective Commitment Percentage of any such requested increase.   Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

2.17.3Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

2.17.4Effective Date and Allocations. If the aggregate amount of any Term Loan Commitments are increased in accordance with this Section, the Administrative Agent shall determine the effective date of the increase (the “Increase Effective Date”) and the final allocation of such increase, in each case in consultation with the Borrower. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

2.17.5Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (a) a certificate of the Borrower and Guarantor dated as of the Increase Effective Date duly executed by an Authorized Officer of the Borrower certifying that, immediately before and immediately after giving effect to such increase,

(i)the representations and warranties of the Borrower and Guarantors contained in this Agreement and the other Credit Documents to which they are parties are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (or, in each case, if qualified by materiality or Material Adverse Change, in all respects),

(ii)no Default or Event of Default has occurred and is continuing, and (iii) all Financial Covenants would be satisfied on a pro forma basis on the Increase Effective Date and for the most recent determination period after giving effect to such increase in Term Loan Commitments, and (b) such additional Credit Documents as may be reasonably required by the Administrative Agent to evidence and secure the increase in Term Loan Commitments, including but not limited to promissory notes or replacement promissory notes (in each case to the extent requested by any Lender) and Mortgages and amendments to existing Mortgages (and title policies or endorsements to existing title policies increasing the amounts thereof).

2.17.6Conflicting Provisions. This Section 2.17 shall supersede any provisions in Section 2.06.3 or 10.01 to the contrary.

ARTICLE III REPRESENTATIONS AND WARRANTIES

The Borrower and Holdings make the following representations and warranties to the Credit Parties as of the Closing Date and, as of each date on which any Revolving Credit Loan, Swingline Loan or, as applicable, Term Loan is requested or made or any Letter of Credit is requested or issued (for purposes hereof, each extension or other amendment of a Letter of Credit shall constitute an issuance thereof):

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(f)a customary opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as counsel under New York law and Delaware law to the Loan Parties, addressed to the Administrative Agent and the Lenders;

(g)a certificate signed by an Authorized Officer of the Borrower and Holdings certifying, and where applicable demonstrating, satisfaction of the conditions precedent set forth in Section 4.01.5;

(h)to the extent requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent, receipt by the Administrative Agent at least five Business Days prior to the Closing Date of such documentation and other information relating to the Loan Parties that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i)title insurance commitments or pro forma Title Insurance Policies for the Real Property Parcels listed on Schedule 1.04 attached hereto;

4.01.2Fees.   Any (a) fees due under the Fee Letter and (b) expenses due to the ~~Lead~~ Arranger under Section 10.8 hereof on the Closing Date (in the case of this clause (b), for which invoices have been presented to the Borrower at least one (1) Business Day prior to the Closing Date), in each case shall be paid by the Borrower (or the Borrower shall cause to be paid) substantially concurrently with the initial funding of the Loans on the Closing Date (or the Borrower shall have been authorized such amounts to be deducted from the proceeds of the initial Loans hereunder on the Closing Date).

4.01.3Representations and Warranties. (i) The Specified Purchase Agreement Representations shall be true and correct in all respects; provided that the condition under this clause (i) shall be deemed satisfied unless Borrower (or Borrower’s Affiliate) has the right (taking into account any applicable notice and cure provisions) to terminate its (or their) obligations under the Site Purchase Agreement or decline to consummate the acquisition of any Identified Speedway Sites (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Site Purchase Agreement and (ii) the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects).

4.01.4Material Adverse Effect. Except as set forth in Section 2.1(r) of the “Disclosure Schedules” to the Site Purchase Agreement, since December 31, 3019, there has not occurred any Material Adverse Effect.

4.01.5LTV Ratio. The Administrative Agent shall have received evidence that (i) the LTV Ratio, on a pro forma basis after giving effect to the Loans to be made on the Closing Date and any Permitted Acquisitions to be made on the Closing Date, does not exceed seventy-five percent (75%) and (ii) the Net Principal Closing Amount on the Closing Date prior to the funding of any Loans is not more than seventy-five percent (75%) of the sum of (i) the aggregate Appraised Value of the Identified Speedway Sites that is expected to constitute Collateral on and after the Closing Date (in the good faith determination of the Borrower) in which any Loan Party is expected (in the good faith determination of the Borrower) to obtain a fee simple interest plus (ii) the aggregate appraised value of the Real Properties that is expected to constitute Collateral on and after the Closing Date (in the good faith determination of the Borrower) in which any Loan Party is expected (in the good faith determination of the Borrower) to obtain a leasehold interest to the extent it is expected (in the good faith determination of the Borrower) that (x) the landlord of any such Identified Speedway Site will execute an agreement providing for certain customary leasehold mortgagee protections in a form

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Each request for the advance of proceeds of the Loans (other than the Term Loans) after the Closing Date or for the issuance or reissuance of any Letters of Credit shall be deemed automatically to be a representation and warranty of the Borrower that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the requested advance.

Section 4.03Conditions To Advances Of Proceeds Of Term Loans After Closing Date. The obligations of each Lender to honor any request for the advance of any proceeds of the Term Loans after the Closing Date, shall be subject to the satisfaction of the following conditions precedent:

4.03.1Representations And Warranties. (i) The Specified Purchase Agreement Representations shall be true and correct in all respects; provided that the condition under this clause (i) shall be deemed satisfied unless Borrower (or Borrower’s Affiliate) has the right (taking into account any applicable notice and cure provisions) to terminate its (or their) obligations under the Site Purchase Agreement or decline to consummate the acquisition of any Identified Speedway Sites for which the proceeds of such Term Loans are to be used (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Site Purchase Agreement and (ii) the Specified Representations shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Change, in all respects).

4.03.2Absence Of Specific Events Of Default. No continuing Event of Default pursuant to Section 7.01, 7.07 or 7.08 shall exist, or would immediately result from such requested advance or issuance.

4.03.3Minimum Equity Contribution. The Borrower shall have received no less than an amount equal to 25% of the aggregate amount of purchase price of the Identified Speedway Sites acquired by any Loan Party on or prior to the date of the requested Term Loan from the proceeds of contributions to its common equity, which proceeds shall be used on or prior to such date to help finance the acquisition of such Identified Speedway Sites.

4.03.4Loan Request. The Administrative Agent shall have received a Loan Request in accordance with Section 2.04.2; provided that no Loan Request shall include any representation or statement as to the absence (or existence) of any Default or Event of Default (other than as described in Section 4.03.2).

Each request for the advance of proceeds of the Term Loans after the Closing Date shall be deemed automatically to be a representation and warranty of the Borrower that the conditions specified in this Section 4.03 have been satisfied on and as of the date of the requested Term Loan.

ARTICLE V AFFIRMATIVE COVENANTS

The Borrower and Holdings agree that until the payment and satisfaction in full of all of the Obligations (other than L/C Obligations which have been Cash Collateralized (or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made) and contingent indemnification or reimbursement Obligations to the extent no claim giving rise thereto has been asserted), it will comply with and cause the other Loan Parties and their respective Subsidiaries to comply with the covenants set forth in this Article V.

Section 5.01[Reserved].

Section 5.02Insurance.Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect customary policies of

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ARTICLE VI NEGATIVE COVENANTS

The Borrower and Holdings agree that until the payment and performance in full of all of the Obligations (other than L/C Obligations which have been Cash Collateralized (or as to which other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank shall have been made) and contingent indemnification or reimbursement Obligations to the extent no claim giving rise thereto has been asserted), it will not do, and it will not permit any of the other Loan Parties to do, any of the following:

Section 6.01Liens. Neither the Borrower nor any other Loan Party shall, or shall permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its properties (real or personal), assets or revenues, whether now owned or hereafter acquired, other than Liens securing the Obligations and Permitted Encumbrances.

Section 6.02       Investments.   Neither the Borrower nor any other Loan Party shall, or shall permit any of its Subsidiaries to, make any Investment except (a) Investments in Cash Equivalents,

(b)loans and advances to employees, directors and officers in the ordinary course of business for travel, entertainment, relocation and general ordinary course of business purpose; provided that at the time any such loan or advance is made (after giving pro forma effect thereto) the aggregate principal amount of Investments made in reliance on this clause (b) shall not exceed Two Hundred and Fifty Thousand Dollars ($250,000.00), (c) Investments acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers, (d) to the extent that they constitute Investments, purchases and acquisitions of fixed assets, equipment, supplies, materials, licenses or leases of other assets, intellectual property and Inventory, in each case in the ordinary course of business and to the extent not otherwise prohibited by the terms of this Agreement, (e) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.05, (f) Permitted Acquisitions, (g) loans, advances and other Investments provided by the Loan Parties to any of the Restricted Subsidiaries; provided that at the time any such Investment is made (after giving pro forma effect thereto) the aggregate principal amount of Investments made in reliance on this clause (g) shall not exceed Five Hundred Thousand Dollars ($500,000.00), (h) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted under Sections 6.03, 6.01, 6.04, 6.05 and 6.06, respectively, in each case, other than by a reference to this Section 6.02, (i) Investments in Swap Agreements entered into in the ordinary course of business for bona fide hedging purposes and not for speculation, (j) Investments to the extent financed solely with the proceeds from the substantially concurrent (i) issuance of Capital Stock (other than Disqualified Stock) by Holdings or any parent entity of Holdings, and/or (ii) common capital contributions to Holdings, (k) Investments in any Loan Party (other than Holdings), and (l) additional Investments not otherwise permitted pursuant to this Section 6.03; provided that at the time any such Investment is made (after giving pro forma effect thereto) the aggregate principal amount of Investments made in reliance on this clause (l) shall not to exceed Two Million Dollars ($2,000,000.00). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less any return of capital (limited to cash returns to the extent such Investment was made in cash), without adjustment for subsequent increases or decreases in the value of such Investment.

Section 6.03 Indebtedness. ~~The~~Neither the Borrower ~~and no~~nor any other Loan Party shall, or shall permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except (a) the Obligations, (b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.03 attached hereto and any refinancings, refundings, replacements, renewals or extensions thereof; provided that the principal amount of any such Indebtedness is not increased at the time of such refinancing, refunding, replacement, renewal or extension except by (x) an amount equal to any original issue discount thereon and the amount of unpaid accrued interest and premium thereon plus (y) other

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reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, and (z) by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement, (c) obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Agreement entered into in the ordinary course of business for bona fide hedging purposes and not for speculation, (d) foreign exchange hedging transactions entered into in the ordinary course of business to manage the foreign currency risks of the Loan Parties, (e) Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for capital assets in an aggregate outstanding principal amount not to exceed, at the time of incurrence thereof and after giving effect thereto, Five Million Dollars ($5,000,000.00), (f) Indebtedness under sale-leaseback transactions in which the aggregate purchase price of the properties sold under all of such sale-leaseback transactions does not exceed Five Million Dollars ($5,000,000.00) at any time outstanding, (g) Indebtedness of any Loan Party in connection with the Guarantee of obligations of Restricted Subsidiaries so long as if such Indebtedness were treated as an Investment hereunder it would be permitted under Section 6.02(g), (h) unsecured intercompany indebtedness among the Loan Parties, (i) Indebtedness in respect of netting services or for bank overdrafts or returned items incurred in the ordinary course of business, (j) unsecured Indebtedness owing to banks or other financial institutions under credit cards issued to officers and employees for, and constituting, business-related expenses in the ordinary course of business, (k) Indebtedness consisting of unpaid insurance premiums (not in excess of one (1) year of premiums) owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business, (l) to the extent constituting Indebtedness, the obligations to make purchase price adjustments and indemnities in each case in connection with any Permitted Acquisition or any other Investment or any sale, transfer or other disposition permitted hereunder (including earn-outs and similar obligations); (m) to the extent constituting Indebtedness, obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Administrative Agent title insurance policies, (n) Guarantees by the Borrower or any of the other Loan Parties in respect of Indebtedness of any Loan Party otherwise permitted under this Section 6.03, (o) obligations in respect of performance, bid, customs, government, appeal and surety bonds, performance and completion guaranties and similar obligations provided by any Loan Party, in each case in the ordinary course of business, (p) obligations in respect of self-insurance, in the ordinary course of business and (q) Indebtedness of any Loan Party not otherwise permitted pursuant to this Section 6.03 in an aggregate outstanding principal amount not to exceed, at the time of incurrence thereof and after giving effect thereto, Two Million Dollars ($2,000,000.00).

Section 6.04   Fundamental Changes. ~~The~~Neither the Borrower ~~and no~~nor any other Loan Party shall, or shall permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person (whether in one transaction or in a series of transactions), except: (a) any Loan Party (other than Holdings) may merge with any other Loan Party; provided that if the Borrower is involved in such transaction, the Borrower shall be the surviving entity thereof, (b) any Restricted Subsidiary may merge with any Loan Party (other than Holdings); provided that a Loan Party shall be the surviving entity thereof, (c) any Loan Party may Dispose of all or substantially all of its assets to another Loan Party (other than Holdings); provided that if the Borrower is involved in such transaction, the Borrower shall be the transferee thereof, and (d) the liquidation or dissolution of any Loan Party (other than the Borrower or Holdings) if the Borrower determines in good faith that such liquidation or dissolution is advisable or in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

Section 6.05 Dispositions. ~~The~~Neither the Borrower ~~and no~~nor any other Loan Party shall, or shall permit any of its Subsidiaries to, make any Disposition without the consent of the Required Lenders, except the Loan Parties may make: (a) Dispositions of (i) obsolete or worn out property or (ii) property no longer useful in the business of any Loan Party or scrap, whether now owned or hereafter acquired, in the ordinary course of business, (b) Dispositions of Inventory in the ordinary course of business, (c) provided there are no Events of Default existing or would result therefrom, Dispositions of Real Property Parcels to unrelated third parties in arm’s length transactions for which the Administrative

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Agent receives the Mandatory Prepayment to the extent required under Section 2.04.4 and following such Disposition the LTV Ratio is not more than 75%, (d) provided there are no Events of Default existing or that would result therefrom, Dispositions of not less than 50% of the issued and outstanding Capital Stock of any Real Property Guarantor for which the Administrative Agent receives the Mandatory Prepayment to the extent required under Section 2.04.4 and following such Disposition the LTV Ratio is not more than 75%, (e) the expiration, lapse, abandonment of intellectual property rights which, in the reasonable good faith judgement of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (f) dispositions of cash and Cash Equivalents, (g) licenses, sublicenses, leases or subleases (including any license or sublicense of intellectual property) or easements constituting Permitted Encumbrances, in each case, granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Loan Parties, taken as a whole, (h) sales or discounting, on a non-recourse basis and in the ordinary course of business of past due accounts in connection with the collection or compromise thereof, (i) to the extent constituting a Disposition, Investments permitted by Section 6.02 and Restricted Payments permitted pursuant to Section 6.06, in each case, other than by reference to this Section 6.05 and only to the extent made in accordance with the terms and conditions applicable thereto, (j) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party; provided that any Mandatory Prepayment is made to the extent required hereby, (k) Dispositions to any Loan Party (other than Holdings) and Dispositions by any Restricted Subsidiary to any other Restricted Subsidiary, (l) the unwinding of Swap Agreements permitted hereunder, (m) Dispositions of equipment to the extent that (i) such property is exchange for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, (n) sale-leaseback transactions in which the aggregate purchase price of the properties sold under all of such sale-leaseback transactions does not exceed Five Million Dollars ($5,000,000.00), (o) Dispositions permitted by Section 6.04, (p) other Dispositions in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) in any fiscal year and (q) Dispositions of improvements made to leased real property to landlords pursuant to customary terms of leases.   Notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall a Third Party Mortgage with respect to an Identified Speedway Site constitute a Disposition permitted hereunder.

Section 6.06     Restricted Payments.   ~~The~~Neither the Borrower ~~and no~~nor any other Loan Party, or shall permit any of its Subsidiaries to, may declare or make, directly or indirectly, any Restricted Payments, except provided there are no continuing Events of Default or that would immediately result therefrom, the Loan Parties may make: (a) Tax Distributions; (b) Purchase Price Distributions; (c) Working Capital Distributions; (d) any Restricted Payments to a Loan Party (other than Holdings); and (e) commencing with the delivery of the Compliance Certificate for the Fiscal Year ending December 31, 2021, other Restricted Payments in an amount not to exceed an amount that would cause, on a pro forma basis after giving effect to such Restricted Payment, (i) the Consolidated Fixed Charge Coverage Ratio to be less the minimum level set forth in Section 6.13 or (ii) the Consolidated Leverage Ratio to exceed (A) with respect to any four consecutive Fiscal Quarters ending on or prior to December 31, 2022, 5.75:1.00, (B) with respect to any four consecutive Fiscal Quarters ending after December 31, 2022 and on or prior to June 30, 2023, 5.50:1.00, (C) with respect to any four consecutive Fiscal Quarters ending after June 30, 2023 and on or prior to December 31, 2023, 5.25:1.00 and (D) with respect to any four consecutive Fiscal Quarters ending after December 31, 2023, 5.00:1.00, in each case of clauses (i) and (ii), calculated using the financial statements most recently delivered pursuant to Section 5.09.3 or 5.09.4 hereunder.

Section 6.07 Change in Nature Of Business. ~~The~~Neither the Borrower ~~and no~~nor any other Loan Party shall, or shall permit any of its Subsidiaries to, engage in any material line of business substantially different from (a) those lines of business conducted by the Loan Parties, taken as a whole,

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on the Closing Date or (b) any business or activity reasonably related, ancillary, complementary or incidental to the lines of business conducted by the Loan Parties, taken as a whole, on the Closing Date.

Section 6.08   Transactions With Affiliates. No Loan Party shall, or shall permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate (other than with other Loan Parties), whether or not in the ordinary course of business, except:   (a) transactions involving payments of less than One Million Dollars ($1,000,000.00) in the aggregate for all such transactions, (b) on terms substantially as favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Loan Party, (c) transactions expressly permitted to be among any such Affiliates by Section 6.02, 6.06 or Section 6.05, in each case, other than by reference to this Section 6.08, (d) transactions related to obtaining or maintaining insurance policies with a captive insurance company, including payment of insurance premiums and (e) the issuance or transfer of Capital Stock (other than Disqualified Stock) of Holdings to CrossAmerica or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof.

Section 6.09Burdensome Agreements; Negative Pledges. ~~The~~Neither the Borrower ~~and no~~nor any other Loan Party shall, or shall permit any of its Subsidiaries to, enter into or grant any negative pledges or agreements restricting its ability to pledge its assets or to grant Liens against its assets, except: (a) as otherwise expressly provided for in the Credit Documents, (b) to the extent that any Capital Lease or purchase money facility of any of the Loan Parties prohibits the granting of Liens against the equipment that is being leased or financed, as applicable, pursuant to such Capital Lease or purchase money facility, (c) in connection with any document or instrument governing Liens permitted pursuant to clauses (b), (d), (h), (j), (k) or (m) of the definition of “Permitted Encumbrances” provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Encumbrances, (d) any prohibitions, restrictions and conditions imposed by any law, (e) customary prohibitions, restrictions and conditions contained in agreements relating to  the  disposition of  any Subsidiary or property pending such disposition provided that any such prohibition, restriction or condition applies only to the property or Subsidiary that is to be disposed of and such disposition is permitted hereunder and (f) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture. No Loan Party shall enter into any contractual obligation that limits the ability of such Loan Party (i) to make Restricted Payments to another Loan Party or to otherwise transfer property to another Loan Party, or (ii) to guarantee the Obligations except (a) as otherwise expressly provided for in the Credit Documents, (b) any prohibitions, restrictions and conditions imposed by any law, (c) customary prohibitions, restrictions and conditions contained in agreements relating to  the  disposition of  any Subsidiary or property pending such disposition provided that any such prohibition, restriction or condition applies only to the property or Subsidiary that is to be disposed of and such disposition is permitted hereunder, (d) agreements governing Indebtedness set forth in Section 6.03(e) and (e) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture.

Section 6.10[Reserved].

Section 6.11   Change in Accounting. None of the Loan Parties shall file or consent to or permit the changing of its Fiscal Year or, except to the extent consistent with GAAP, make any significant change its accounting policies or reporting practices.

Section 6.12Consolidated Leverage Ratio.The Borrower shall not permit the Consolidated Leverage Ratio to exceed the following ratios, as measured on the following dates:

Measuring Date	Consolidated Leverage Ratio
12/31/21	6.25:1.00

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Section 10.09 Course of Conduct. No failure or delay by any Credit Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver is made in accordance with Section 10.01 of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No waiver or indulgence by any of the Credit Parties shall constitute a future waiver of performance or exact performance by any of the Loan Parties.   No amendment or waiver shall be effective unless in writing. Without limiting the generality of the foregoing, the advance of proceeds of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time of such advance or issuance.

Section 10.10 Notices; Effectiveness; Electronic Communication.

10.10.1Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.10.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a)if to the Borrower or any other Loan Party, to it at: CAPL JKM Partners, LLC, 600 Hamilton Street, Suite 500, Allentown, PA 18101, Attention of Charles Nifong, President and Chief Executive Officer; Facsimile No.: (610) 625-5590; Telephone No.: (610) 625-8100; Email address: cnifong@caplp.com (with copy to: Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, CA 90071, Attention of K. Kristine Dunn, Esq.; Facsimile No. (213) 621-5493; Telephone No. (213) 687-5493; Email address: kristine.dunn@skadden.com);

(b)if to the Administrative Agent, to it at M&T Investment Bank Group; One Light Street, 13th Floor, Baltimore, Maryland 21202, Attention of Ajibola Fadahunsi; Facsimile No. (410) 244-4477; Telephone No. (410) 244-4856 (with copy to: King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, Attention of W. Todd Holleman, Esq.; Facsimile No. (212) 556-2222; Telephone No. (212) 556-2258);

(c)if to M&T Bank in its capacity as Issuing Bank, to it at M&T Bank, 95 Highland Avenue, Suite 105, Bethlehem, PA 18017, Attention of Joseph Madison; Facsimile No. (610) 814-0498; Telephone No. (610) 814-6724, and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(d)if to a Lender, to it at its address (or facsimile number) set forth on its signature page hereto or on the applicable Assignment And Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered

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(p)“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

(q)“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

(r)“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(s)“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

(t)“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that (i) has been selected or recommended by the Relevant Governmental Body and (ii) is displayed on a screen or other information service that publishes such rate from time to time, as determined by the Bank in its reasonable discretion.

(u)“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 10.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party to this Agreement acknowledges and accepts that any liability of any party to any other party to this Agreement under or in connection with the Credit Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including,

if applicable:

(i)	a reduction in full or in part or cancellation of any such

liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

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Section 10.28 Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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Section 10.29   Acknowledgement Regarding any Supported OFCs.   To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights would be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 10.26.9, the following terms have the following meanings:

(i)	“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)	“Covered Entity” means any of the following:

a.	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

b.	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

c.	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)	“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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